UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2008

MINING OIL, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	(Commission File Number)	38-3760977 (IRS Employer Identification No.)

1001 Fannin St., Ste. 270	Registrant’s telephone number,
Houston, Texas	including area code:	77002
(Address of principal executive offices)	713-655-1100	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Sterling Exploration & Production Co., LLC, and Yazoo Pipeline Co., LP

On September 26, 2008, Mining Oil, Inc. (the “Company”) entered into a letter of intent which modified prior agreements and provided for the acquisition of 100% of the equity interests of the principal owner of Sterling Exploration & Production Co., LLC, a Texas limited liability company (“Sterling”), Yazoo Pipeline Co., LP, a Texas limited partnership (“Yazoo”), and Matagorda Operating Company, a Texas corporation, for an undisclosed sum of cash and restricted common stock of the Company. Matagorda Operating Company is the general partner of Yazoo and the manager of Sterling. These entities will become wholly-owned subsidiaries of the Company.

In January 2008, the Company had signed a letter of intent with Sterling and Yazoo to acquire 65% of the assets of the respective companies. This new letter of intent provides for the acquisition of 100% of the equity interests in both Sterling and Yazoo. The transaction is expected to close in the fourth quarter of 2008 after completion of the financial statement audits of Sterling and Yazoo.

Sterling holds oil and natural gas properties in shallow waters (e.g. 7 to 20 foot depths) located along the Gulf of Mexico coastline in bays and other offshore areas in Texas. The leases for the properties were granted by the State of Texas and are located in the areas known as High Island and Matagorda Bay. Sterling owns 10 production platforms with an estimated replacement value $10.7 million in the areas under lease which have approximately 40 producing wells.

The oil and gas properties were valued at an SEC PV-10 value of approximately $50.1 million based on the reserves estimates issued by Netherland, Sewell & Associates, Inc. (“NSA”), a recognized international petroleum engineering firm based in Dallas, Texas. The SEC PV-10 estimates were based on 2007 year-end commodity prices ($92/bbl for crude oil and $6.79/mcf for natural gas) on estimated future net income discounted at 10% for Proved Developed and Proved Undeveloped reserves as of December 31, 2007. Approximately 80% of Sterling’s properties were classified as “Proved Undeveloped” by NSA. These properties will require approximately $15 million to drill development wells to convert these reserves into the “Proved Developed” status.

Yazoo owns approximately 100 miles of pipelines in the Matagorda Bay and High Island areas in Texas. The pipeline properties were determined to have a replacement value of approximately $132 million based on an appraisal issued by Baker & O’Brien, Inc., a recognized pipeline engineering firm based in Dallas, Texas. This pipeline system provides transportation for several oil and gas producing customers in the High Island and Matagorda Bay areas. The pipeline system is highly under-utilized, and management believes that the market value is considerably less than the replacement value.

Upon closing of the purchase, the Company will enter into an employment agreement with the principal owner of both Sterling and Yazoo which will provide for an annual salary along with customary benefits and other incentive programs.

Item 8.01  Other Events

The Company has retained Global Hunter Securities, LLC, an international investment banking firm based in New Orleans, Louisiana, as the Company’s financial advisor and placement agent for the issuance of debt. The Company intends to raise approximately $40 million of debt with the proceeds to be primarily for recompletions and low-risk drilling opportunities on the acquired properties and other acquisitions.

At the completion of the acquisitions and financings, the Company expects to incur approximately $40 million in long term debt, including the assumption of certain obligations. Additionally, the Company estimates that it will have approximately $24 million in working capital, primarily in the form of cash and cash equivalents, after the close of its acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINING OIL, INC.

By: /s/ Clayton Van Levy
Date: October 2, 2008	Clayton Van Levy, CEO